      EXHIBIT 4.6

SECURITY AGREEMENT

Among

The Grantors Named Herein
as Grantors

and

BANK OF AMERICA, N.A.
as Collateral Agent

February 28, 2003

SCHEDULES

Schedule 1 Jurisdiction of Incorporation and Trade Names; Locations of Equipment, Inventory, Books and Records
Schedule 2 Restricted Accounts
Schedule 3 Securities Collateral
Schedule 4 Existing Liens

EXHIBITS
Exhibit A Instructions for Registration of Pledge of Uncertificated Securities Collateral
Exhibit B Initial Transaction Statement
Exhibit C Securities Collateral Stop Transfer Letter

     SECURITY AGREEMENT

     SECURITY AGREEMENT (this “Agreement”), dated as of February 28, 2003, made among Butler Manufacturing Company, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto (collectively, the “Guarantors” and each a “Guarantor” and together with the Borrower, collectively, the “Grantors” and each a “Grantor”) and Bank of America, N.A., a national banking association, in its capacity as collateral agent (in such capacity, and together with its successors and assigns, the “Collateral Agent”).

BACKGROUND

     (1)  The Borrower, Bank of America, N.A., as agent (in such capacity, the “Bank Agent”), and the lenders named therein (collectively, together with the other lenders from time to time party to the Credit Agreement and their successors and assigns, the “Banks” and each a “Bank”) are parties to that certain Credit Agreement, dated as of June 20, 2001, as amended by that certain First Amendment to Credit Agreement, dated as of December 4, 2001 (the “First Amendment”), as further amended by that certain Second Amendment to Credit Agreement dated as of December 17, 2002 (the “Second Amendment”), as further amended by that certain Third Amendment to Credit Agreement, dated this date (said Credit Agreement, as amended, modified, supplemented, replaced or restated from time to time, the “Credit Agreement”). Term used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

     (2)  The Borrower and each of the holders of 8.02% Senior Notes due December 30, 2003 (together with their successors and assigns, the “1994 Noteholders”), the holders of the Borrower’s 6.57% Senior Notes due March 20, 2013 (together with their successors and assigns, the “1998 Noteholders”) the holders of the Company’s 7.87% Senior Notes due December 30, 2016 (together with their successors and assigns, the “2001 Noteholders” and, together with the 1994 Noteholders and the 1998 Noteholders, collectively the “Noteholders” and individually a “Noteholder”) entered into the Note Purchase Agreements as described below.

     (3)  The Borrower and the 1994 Noteholders entered into a Note Agreement, dated as of June 1, 1994, as amended by a First Amendment to Note Agreement dated this date (as so amended and as it may hereafter be further amended, supplemented or otherwise modified from time to time, the “1994 Note Purchase Agreement”), pursuant to which the Borrower issued and sold to the 1994 Noteholders its 8.02% Senior Notes due December 30, 2003 (the “1994 Notes”) in the original aggregate principal amount of $35,000,000.

     (4)  The Borrower and the 1998 Noteholders entered into a Note Agreement, dated as of March 1, 1998, as amended by a First Amendment to Note Agreement dated this date (as so amended as it may hereafter be further amended, supplemented or otherwise modified from time to time, the “1998 Note Purchase Agreement”), pursuant to which the Borrower issued and sold to the 1998 Noteholders its 6.57% Senior Notes due March 20, 2013 (the “1998 Notes”) in the original aggregate principal amount of $35,000,000.

     (5) The Borrower and the 2001 Noteholders entered into a Note Purchase Agreement, dated as of June 20, 2001, as amended by a First Amendment to Note Purchase Agreement dated this date (as so amended and as it may hereafter be further amended, supplemented or otherwise modified from time to time, the “2001 Note Purchase Agreement” and, together with the 1994 Note Purchase Agreement and the 1998 Note Purchase Agreement, each a “Note Purchase Agreement” and, collectively, the “Note Purchase Agreements”), pursuant to which the Borrower issued and sold to the 2001 Noteholders its 7.87% Senior Notes due December 30, 2016 (the “2001 Notes” and, together with the 1994 Notes and the 1998 Notes, the “Notes”) in the original aggregate principal amount of $50,000,000 (each Note Purchase Agreement, Note and each other document related directly thereto, collectively the “Note Documents”).

     (6)  The Collateral Agent has been designated as such pursuant to that certain Intercreditor and Collateral Agency Agreement, dated this date (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Secured Parties (as defined below), and the Collateral Agent is acting as such under the Intercreditor Agreement for the benefit of (i) itself, as the Collateral Agent and the Bank Agent, (ii) each Bank (and affiliate thereof that has entered into a Swap Contract (as defined in the Credit Agreement) with any Grantor) and (iii) each Noteholder (the Collateral Agent, the Bank Agent, the Banks and the Noteholders singularly a “Secured Party”, and all are collectively, the “Secured Parties”).

     (7)  In consideration for the agreements of the Banks under the Second Amendment and the Noteholders under each respective First Amendment to Note Purchase Agreement dated this date, the Borrower agreed, and agreed to cause each of Guarantors to, grant a first priority security interest in certain of their respective property.

     (8)  Accordingly, it is the intention of the parties hereto that this Agreement create a first priority security interest in certain property of the Grantors securing the payment of the Secured Obligations set forth in Section 1.2 hereof for the benefit of the Secured Parties.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties as hereinafter set forth.

Grant
 Assignment and Grant of Security. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the entire right, title and interest of such Grantor in and to the following assets of such Grantor, whether now owned or hereafter acquired (“Collateral”):

all Chattel Paper;

all Equipment;

all Instruments;

all Inventory;

all Accounts;

all cash in Deposit Accounts controlled by any Secured Party (including, but not limited to, any surplus cash after repayment of a funding under a cash collateralized letter of credit and all fees and expenses related thereto) (the “Deposit Accounts”);

all right, title and interest of such Grantor in and to the lesser of (i) 100% of the owned equity interests of each direct foreign Subsidiary of such Grantor (to the extent that such Grantor owns 65% or less of the equity interests of any foreign Subsidiary) or (ii) 65% of the aggregate of all outstanding equity interests of each direct foreign Subsidiary of such Grantor, including, without limitation, the shares of each class of capital stock in any Person incorporated under the laws of a country other than the United States that is a corporation, each class of partnership interests in any Person organized under the laws of a country other than the United States that is a partnership, and each class of membership interests in any Person organized under the laws of a country other than the United States that is a limited liability company, together with all dividends, increases, proceeds, profits, instruments, distributions and other property from time to time distributed in respect thereof and any rights to acquire or convertible into any such equity interests, whether by purchase, exercise of any type of options, warrants, conversion of debt or otherwise (“Securities Collateral”);

all right, title and interest of such Grantor in, to and under each contract and other agreement relating to the lease, sale or other disposition of Collateral;

all rights, claims and benefits of such Grantor against any Person arising out of, relating to or in connection with Collateral purchased by such Grantor, including, without limitation, any such rights, claims or benefits against any Person storing or transporting such Collateral;

all property similar to the above hereafter acquired by such Grantor; and

all accessions to, substitutions for and replacements, proceeds and products of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in this Section 1.1) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash proceeds.

Description of Obligations. This Agreement creates an enforceable security interest in the Collateral to secure the payment and performance of the following obligations (collectively, “Secured Obligations”):

All debt, obligations, liabilities and agreements of any nature of the Grantors to the Secured Parties or any Secured Party, whether matured or unmatured, fixed or contingent, including all future advances, now or hereafter existing, arising pursuant to or in connection with (i) this Agreement; (ii) the obligations of the Grantors under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement and used herein), including but not limited to principal, interest, premiums, fees, expenses and indemnities; (iii) the obligations of the Grantors under the Note Purchase Agreements, the Notes and the other Note Documents, including but not limited to, principal, interest, premiums, any Make-Whole Amount (as defined in the Note Purchase Agreements), fees, expenses and indemnities; and (iv) all amendments, modifications or supplements (but not any replacements or refinancings unless consented to in writing by the Required Secured Parties as defined in Section 5.2 of this Agreement) of any of the foregoing.

All costs incurred by any Secured Party to obtain, preserve, perfect and enforce this Agreement, the pledge and security interest granted hereby, collect the Secured Obligations, and maintain, preserve, collect and enforce the Collateral, including, without limitation, taxes, assessments, reasonable attorneys’ fees and legal expenses, and expenses of sale.

Interest on the above amounts as agreed between the Borrower and the Secured Parties, including, without limitation, interest, fees and other charges that would accrue or become owing both prior to and subsequent to and but for the commencement of any proceeding against or with respect to the Borrower under any chapter of the Bankruptcy Code of 1978, 11 U.S.C. §101 et seq. whether or not a claim is allowed for the same in any such proceeding,

     Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by any Grantor to any Secured Party under the Credit Agreement, any other Loan Document, the Note Purchase Agreements, the Notes or any other Note Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding under any Debtor Law involving such Grantor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of such Grantor or any other Person under any Debtor Law.

     With respect to each Grantor other than the Borrower, notwithstanding anything herein to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally if the security interests granted by any such Grantor herein shall be held void, invalid or unenforceable, or subordinated to the liens or claims of any other creditors, on account of the amount of the Secured Obligations secured by such security interests, then, the amount of the Secured Obligations secured by such security interests shall, without any action by such Grantor, the Collateral Agent, any other Secured Party or any other Persons, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantors shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither the Collateral Agent nor any Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Delivery of Instruments and Securities Collateral. All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, to the extent provided in Section 3.6, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Securities Collateral. Except as provided in Section 3.8(d), the Grantors maintain all voting rights in the Securities Collateral.

Exclusions from Collateral. Notwithstanding Section 1.1 hereof, to the extent any of such assets and properties of any Grantor would otherwise be included in the Collateral, the Collateral does not include:

the Corporate Headquarters (as defined in the Credit Agreement), together with all other property included in the Corporate Headquarters Sale and Leaseback (as defined in the Credit Agreement);

any real estate purchased or held for development and sale, and the improvements thereon and personal property related thereto, including any completed real estate project until its sale to a customer;

any assets and properties subject to Existing Liens (as defined in the Credit Agreement) as set forth on Schedule 4 hereto, to the extent that such Existing Liens remain in place;

any assets owned by any foreign subsidiary of any Grantor, including stock of another foreign subsidiary hold by a foreign subsidiary;

more than 65% of the issued and outstanding capital stock of any direct foreign subsidiary of any Grantor; and

(f) any intellectual property of any Grantor.

Representations and Warranties
 Representations and Warranties. Each Grantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties with respect to itself and the Collateral now owned or hereafter acquired by it, as follows:

All of the Equipment and Inventory pledged by such Grantor hereunder are located at the places specified on Schedule 1 hereto (as supplemented from time to time by such Grantor by written notice to the Collateral Agent as permitted herein) or in transit to a place specified on Schedule 1 hereto (as supplemented from time to time by such Grantor by written notice to Collateral Agent as permitted herein) or in transit for sale to a third-party purchaser that upon such sale will become the obligor under a Receivable or promptly pay for such Equipment, Fixtures and

Inventory. Each Grantor’s jurisdiction of incorporation, chief place of business and chief executive office of such Grantor and the offices where such Grantor keeps all of its records concerning the Receivables are as specified on Schedule 1 hereto. Schedule 1 is a complete and correct list of, as to any leased property on which any Collateral is located, the description of such property sufficient for recording purposes and the name of the record owner of such property.

Such Grantor is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, other than Liens of the type described in clauses (b) through (e) of the definition of Permitted Liens under the Credit Agreement. No effective financing statement or other similar document used to perfect and preserve a security interest under the laws of any jurisdiction covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to this Agreement. As of the date hereof, such Grantor has the trade names set forth on Schedule 1 (and no others). Such Grantor (including any corporate or partnership predecessor) has not existed or operated under any name other than as stated on Schedule 1 since the date seven years preceding the date of this Agreement.

This Agreement and the grant of a security interest in the Collateral pursuant hereto, together with the filing of financing statements containing the description of the Collateral in the jurisdictions of incorporation set forth on Schedule 1, which will be made immediately following the date of this Agreement, creates a valid and perfected first priority security interest in the Collateral in which a security interest can be perfected by filing a UCC financing statement, securing the payment of the Secured Obligations; provided that additional actions may be required with respect to the perfection of proceeds of the Collateral; and further provided that the Collateral Agent retains physical possession of any Collateral, the possession of which is required for perfection or for a first priority security interest. No consent of any Person (including any Governmental Authority) is required (i) for the pledge by such Grantor of the Collateral pledged by it hereunder, for the grant by such Grantor of the security interest granted hereby or for the execution, delivery or performance of this Agreement by such Grantor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment and security interest as provided herein) (except for the filing of financing and continuation statements under the UCC) or (iii) for the exercise by the Collateral Agent of the rights provided for in this Agreement, except, in each case, for such consents that already have been obtained by such Grantor (assuming the effectiveness of the First Amendment to each Note Purchase Agreement) or as provided in Sections 4.3(e) and 4.4 hereof. None of the Securities Collateral is subject to any unpaid capital call or dispute, any buy-sell, voting trust, transfer restriction, preferential right to purchase or similar agreement or any option, warrant, put or call or similar agreement or other rights or restrictions in favor of third Persons. All of the Securities Collateral are duly authorized, validly issued and non-assessable and were not issued in violation of the Rights (as defined in the Credit Agreement and as used herein) of any Person. No Securities Collateral obligates such Grantor to make any additional capital contributions with respect thereto. Schedule 3 accurately describes, as of the date of this Agreement, the Securities Collateral owned by such Grantor, the issuer, the percentage owned by such Grantor, the nature of equity interest owned, and, if applicable, the number and type of shares of capital stock owned. No material dispute, right of setoff, counterclaim or defense exists with respect to any portion of the Collateral, except for Set-Off Rights (as defined in the Intercreditor Agreement) of the Banks and the Noteholders.

All Inventory produced in the United States of America has been produced in substantial compliance with the Fair Labor Standards Act.

Covenants
 Further Assurances.
Each Grantor agrees that where any agreement existing as of the date hereof or hereafter to which such Grantor is a party contains any restriction that could reasonably be expected to prohibit such Grantor from granting any security interest under this Agreement, upon request of the Collateral Agent such Grantor will use its best efforts to obtain the necessary consent to or waiver of such restriction from any Person so as to enable such Grantor to effectively grant to the Collateral Agent such security interest under this Agreement, and the obtaining of any such consent or waiver shall cure for all purposes of this Agreement and the Obligations any default arising as a result of such restriction.

Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents (including supplements to all schedules), and take all further action, that may be necessary, and that the Collateral Agent may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby, and the priority thereof, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, upon request by the Collateral Agent, such Grantor will: (i) mark conspicuously each Chattel Paper, and each of its records pertaining to the Collateral with the following legend:

THIS INSTRUMENT IS SUBJECT TO A SECURITY INTEREST AND LIEN PURSUANT TO A SECURITY AGREEMENT DATED AS OF FEBRUARY 28, 2003 (AS THE SAME HAS BEEN AND MAY HEREAFTER BE AMENDED, MODIFIED OR RESTATED) MADE BY GRANTOR IN FAVOR OF BANK OF AMERICA, N.A., AS COLLATERAL AGENT.

or such other legend, in form and substance satisfactory to and as specified by the Collateral Agent, indicating that such Chattel Paper or Collateral is subject to the pledge, assignment and security interest granted hereby; (ii) if any Collateral shall be evidenced by an Instrument or be Chattel Paper, deliver and pledge to the Collateral Agent hereunder each such Instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

In addition to such other information as shall be specifically provided for herein, the Grantors will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other lists, documents, reports, and product, service and sales documents in connection with the Collateral as the Collateral Agent may request, all in reasonable detail. In connection with its enforcement of the security interest, the Collateral Agent may use such information or transfer it to any Secured Party.

Each Grantor hereby authorizes the Collateral Agent to file one or more continuation statements and during the continuance of an Event of Default, financing statements, relating to all or any part of the Collateral without the signature of such Grantor where permitted by Applicable Law (as defined in the Credit Agreement and as used herein). A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by Applicable Law.

Certain securities included in the Securities Collateral are “uncertificated securities” within the meaning of the UCC or are otherwise not evidenced by any stock certificate or similar certificate or instrument, as set forth on Schedule 3 hereto. As to such uncertificated securities and any other uncertificated securities hereafter included in the Securities Collateral, Grantor agrees to promptly notify the Collateral Agent and take all actions required to perfect the security interest of the Collateral Agent under Applicable Law, including, as applicable, under Article 8 or 9 of the UCC, and, without limitation of the foregoing, prior to or concurrently with the pledge hereunder of any Securities Collateral to which this section applies, (i) where deemed applicable by the Collateral Agent, deliver to the relevant corporation, partnership, limited liability company, joint venture or other Person a fully completed and duly executed letter in the form of Exhibit A hereto, to obtain from such corporation, partnership, limited liability company, joint venture or other Person, and deliver to the Collateral Agent, promptly upon registration of such pledge on the books of the issuer, a fully completed and duly executed letter in the form of Exhibit B hereto, and (ii) where deemed applicable by the Collateral Agent, deliver to the Collateral Agent a fully completed and duly executed “Securities Collateral Stop Transfer Letter” in the form of Exhibit C hereto.

Equipment and Inventory. No Grantor shall keep the Equipment and Inventory pledged by it hereunder (other than (i) Inventory sold in the ordinary course of business, (ii) Inventory and Equipment in transit in the ordinary course of business and (iii) Equipment out for repairs) in any location other than the places specified in Schedule 1 unless no later than 60 days prior to removal from any such location such

Grantor has delivered to the Collateral Agent a financing statement for such Equipment, fixtures and Inventory kept by such Grantor at such other location or such other documentation in the opinion of the Collateral Agent which is necessary to properly perfect or maintain the perfection of the security interest granted herein in such Collateral.

Insurance. Each Guarantor shall, at its own expense, maintain insurance with respect to the Collateral in accordance with the terms set forth in Section 5.5 of the Credit Agreement, Section 9.2 of the 2001 Note Purchase Agreement and Section 6.2 of the 1994 and 1998 Note Purchase Agreements. Each Grantor further covenants and agrees to keep the Collateral insured in such amounts, against such risks and with such insurers as is consistent with customary and usual in the industry for companies of similar size and capability, provided that none of such insurance shall be in amounts less than the greater of (a) the replacement value and (b) the original cost of the covered property (less any deduction standard in the industry for such type of property). All such policies of insurance shall show the Collateral Agent as loss payee, as its interests may appear, and shall provide for at least thirty days’ prior written notice of cancellation or change of coverage to the Collateral Agent, the Agent and the Holders. Each Grantor shall promptly furnish to the Collateral Agent evidence of such insurance in form and content reasonably satisfactory to the Collateral Agent, the Agent and the Holders. If any Grantor fails to maintain the insurance it is required to maintain with respect to the Collateral in accordance with this Section 3.3, upon written notice to such Grantor, the Collateral Agent may at its own option obtain insurance in such Collateral, any premium thereby paid by the Collateral Agent to become part of the Secured Obligations, bear interest prior to the existence of an Event of Default (as defined in the Credit Agreement or the Note Purchase Agreements), at the then applicable Base Rate (as defined in the Credit Agreement), and during the occurrence of an Event of Default, at the Highest Lawful Rate (as defined in the Credit Agreement). In the event the Collateral Agent maintains such substitute insurance, the additional premium for such insurance shall be due on demand and payable by such Grantor to the Collateral Agent in accordance with any notice delivered to any Grantor by the Collateral Agent. Proceeds of insurance shall be applied as follows: first, to reimburse the Collateral Agent for all reasonable costs and expenses, if any, including reasonable attorneys’ fees, incurred in connection with the collection of such proceeds; second, if an Event of Default has not occurred and is not continuing, the proceeds shall be reinvested in productive, tangible assets used in the business of such Grantor, and such Grantor shall provide the Collateral Agent, the Agent and the Holders with evidence reasonably satisfactory to the Collateral of such use; and third, if an Event of Default has occurred and is continuing, the proceeds shall, at the Collateral Agent’s direction, be used to replace the Collateral or applied to the Secured Obligations as provided in Section 4.3 of this Agreement.

Place of Perfection; Records; Collection of Receivables, Chattel Paper and Instruments.

Each Grantor shall keep its jurisdiction of incorporation, chief place of business and chief executive office and the office where it keeps its records concerning the Receivables, and the originals of all Chattel Paper and Instruments that have not been endorsed and delivered to the Collateral Agent as provided in Section 3.1(b) hereof, at the locations therefor specified on Schedule 1, in each case which may be changed upon written notice to the Collateral Agent at least 60 days prior to such change. Each Grantor will hold and preserve such records and Chattel Paper and Instruments and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from and copies of such records and Chattel Paper and Instruments.

Except as otherwise provided in this Section 3.4(b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables, Chattel Paper and Instruments. In connection with such collections, such Grantor may take (and, during the continuance of an Event of Default at the Collateral Agent’s direction, shall take) such action as such Grantor or, during the continuance of an Event of Default, the Collateral Agent, may deem necessary to enforce collection of the Receivables, Chattel Paper and Instruments; provided, however, that the Collateral Agent shall have the right (during the continuance of an Event of Default) to notify the account debtors or obligors under any Receivables, Chattel Paper and Instruments of the assignment of such Receivables, Chattel Paper and Instruments to the Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification at the expense of such Grantor, to enforce collection of any such Receivables, Chattel Paper and Instruments, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done or as the Collateral Agent deems necessary. During the continuance of an Event of Default, all amounts and proceeds (including Instruments) received by such Grantor in respect of the Receivables, Chattel Paper and Instruments shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and, after receipt of written notice from the Collateral Agent, shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied as provided in Section 4.3(b) of this Agreement. During the continuation of an Event of Default, such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, Chattel Paper or Instrument, release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

Transfers and Other Liens. No Grantor shall (a) sell, assign (by operation of Applicable Law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except for sales and dispositions in the ordinary course of business and except for any sales and dispositions other than in the ordinary course of business as permitted under the Credit Agreement and the Note Purchase Agreements, or (b) create or permit to exist any security interest upon any of the Collateral.

Rights to Dividends and Distributions. With respect to any Securities Collateral, the Collateral Agent shall have authority during the continuance of an Event of Default, to the extent the Collateral Agent determines that such transfer or registration is necessary to perfect a first priority security interest in such Securities Collateral, either to have the same registered in the Collateral Agent’s name or in the name of a nominee. If any Grantor shall become entitled to receive or shall receive any Dividend (as defined in the Credit Agreement and as used herein) or interest in or certificate (including, without limitation, any interest in or certificate representing a Dividend in connection with any reclassification, increase, reduction of capital, or reorganization), or any option or rights arising from or relating to any of the Collateral that is evidenced by a certificate or other instrument or security, whether as an addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise, such Grantor agrees to accept the same as the Collateral Agent’s agent and to hold the same in trust on behalf of and for the benefit of the Collateral Agent, and, after receipt of written notice from the Collateral Agent, to deliver the same promptly to the Collateral Agent in the exact form received, with appropriate undated stock or similar powers, duly executed in blank, to be held by the Collateral Agent, subject to the terms hereof, as Collateral. Unless an Event of Default is in existence, such Grantor shall be entitled to receive all cash Dividends paid in respect of any of the Collateral. During the continuance of an Event of Default, the Collateral Agent shall be entitled to all Dividends, and to any sums paid upon or in respect of any Collateral, and to any additional securities issued in respect of the Securities Collateral, upon the liquidation, dissolution, or reorganization of the issuer thereof, all of which shall be paid to the Collateral Agent to be held by it as additional Collateral and applied to the Secured Obligations pursuant to Section 4.3(b) of this Agreement. All Dividends paid or distributed in respect of the Collateral which are received by any Grantor in violation of this Agreement shall, until paid or delivered to the Collateral Agent, be held by such Grantor in trust as additional Collateral.

Right of the Collateral Agent to Notify Issuers. At any time during the continuance of an Event of Default, the Collateral Agent may notify issuers of the Securities Collateral to make payments of all Dividends directly to the Collateral Agent and the Collateral Agent may take control of all proceeds of any Securities Collateral.

The Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact (exercisable only during the continuance of an Event of Default), with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise to take any action and to execute any instrument (in accordance with this Agreement) which the Collateral Agent may deem necessary to accomplish the purposes of this Agreement, including, without limitation:

to obtain and adjust insurance required to be maintained by such Grantor in accordance with Section 3.3, to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due or to become due under or in connection with the Collateral, to receive, indorse, and collect any drafts or other Instruments, documents and Chattel Paper in connection with clauses (a) or (b) above, and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Collateral or the rights of the Collateral Agent with respect to any of the Collateral. EACH GRANTOR HEREBY IRREVOCABLY GRANTS TO THE COLLATERAL AGENT SUCH GRANTOR’S PROXY (EXERCISABLE ONLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND AFTER THE COLLATERAL AGENT’S WRITTEN NOTICE OF ITS INTENT TO EXERCISE SUCH RIGHT) TO VOTE ANY SECURITIES COLLATERAL AND APPOINTS THE COLLATERAL AGENT SUCH GRANTOR’S ATTORNEY-IN-FACT (EXERCISABLE ONLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT) TO PERFORM ALL OBLIGATIONS OF SUCH GRANTOR UNDER THIS AGREEMENT. THE PROXY AND EACH POWER OF ATTORNEY HEREIN GRANTED ARE COUPLED WITH AN INTEREST AND ARE IRREVOCABLE PRIOR TO THE DATE THAT THE SECURED OBLIGATIONS ARE PAID IN FULL AND ALL OBLIGATIONS IF ANY, OF ANY SECURED PARTY UNDER THE CREDIT AGREEMENT, ANY LOAN DOCUMENT, THE NOTE PURCHASE AGREEMENT AND ANY NOTE DOCUMENT HAVE BEEN TERMINATED. TO THE EXTENT PERMITTED BY LAW, EACH GRANTOR HEREBY RATIFIES ALL THAT SAID ATTORNEY SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     This appointment as attorney-in-fact and this proxy shall terminate upon the termination of this Agreement pursuant to Section 5.3 hereof.

     Section 3.9 Deposit Accounts. For each Deposit Account included in the Collateral, the Grantor shall, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, cause the depositary bank to comply at all times with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account during the continuance of an Event of Default, without the further consent of such Grantor.

     Section 3.10 Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, the Grantor thereof shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent, and that such bailee agrees to comply, without further consent of such Grantor, with instructions from the Collateral Agent as to such Collateral; provided, however, that until such instructions are given by the Collateral Agent, the Grantor may withdraw such Collateral and otherwise deal with such Collateral. The Collateral Agent agrees with the Grantor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Grantor with respect to the bailee.

     Section 3.11 Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control, under UCC §9-105, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The

Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC §9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Rights and Powers of the Collateral Agent
 The Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable out-of-pocket expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 4.5 hereof.

The Collateral Agent’s Duties. The powers conferred in the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the duty to exercise reasonable care in respect of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against prior parties. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Except as provided in this Section 4.2 or under the UCC and except to the extent of any gross negligence or willful misconduct of the Collateral Agent, the Collateral Agent shall not have any duty or liability to protect or preserve any Collateral or to preserve rights pertaining thereto. Nothing contained in this Agreement shall be construed as requiring or obligating the Collateral Agent, and the Collateral Agent shall not be required or obligated, to (i) present or file any claim or notice or take any action, with respect to any Collateral or in connection therewith or (ii) notify any Grantor of any decline in the value of any Collateral.

Remedies. If any Event of Default shall have occurred and be continuing:

The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC at that time (to the extent not prohibited by Applicable Law whether or not the UCC applies to the affected Collateral), and also may (i) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral which is capable of being assembled as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties or (ii) without notice, except as specified below, sell the Collateral or any portion thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Applicable Law, ten days’ written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification, provided that ten days’ written notice does not violate any Applicable Law. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. To the extent not prohibited by Applicable Law, the Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All proceeds received by the Collateral Agent upon any sale of, collection of, or other realization upon, all or any part of the Collateral shall be applied as follows:

First: To the payment of all reasonable out-of-pocket costs and expenses incurred in connection with the sale of, collection of or other realization upon Collateral, including reasonable attorneys’ fees and disbursements;

Second: To the payment of the Secured Obligations, which payment shall be shared by the Secured Parties as set forth in the Intercreditor Agreement or as may otherwise be agreed to in writing by the Secured Parties (with the Borrower remaining liable for any deficiency); and

Third: To the extent of the balance (if any) of such proceeds, to the payment to the Borrower or other Person legally entitled thereto.

All payments received by such Grantor under or in connection with any Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and, after receipt of written notice from the Collateral Agent, shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement). Any non-cash proceeds shall have the value attributed thereto in connection with the sale or other disposition of the Collateral giving rise to such non-cash proceeds for all purposes of this Agreement.

Because of the Securities Act of 1933, as amended (“Securities Act”), and other Applicable Laws, including without limitation state “blue sky” laws, or contractual restrictions or agreements, there may be legal restrictions or limitations affecting the Collateral Agent in any attempts to dispose of the Collateral and the enforcement of its rights hereunder. For these reasons, the Collateral Agent is hereby authorized by each Grantor, but not obligated, during the continuance of any Event of Default, to sell or otherwise dispose of any of the Collateral at private sale, subject to an investment letter, or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act, or the rules and regulations promulgated thereunder, or any other Applicable Law. Each Grantor clearly understands that the Collateral Agent may in its discretion approach a restricted number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral than would otherwise be obtainable if same were registered and sold in the open market. No sale so made in good faith by the Collateral Agent shall be deemed to be not “commercially reasonable” because so made. Each Grantor agrees that in the event the Collateral Agent shall, during the continuance of an Event of Default, sell the Collateral or any portion thereof at any private sale or sales, the Collateral Agent shall have the right to rely upon the advice and opinion of independent appraisers and other Persons, which appraisers and other Persons are acceptable to the Collateral Agent, as to the best price obtainable upon such a private sale thereof.

12.10	Each Grantor will maintain the accounts listed as restricted and blocked accounts on Schedule 2 (the “Restricted Accounts”) with the Collateral Agent, in the name of such Grantor, but such Restricted Accounts shall be under the sole control and dominion of the Collateral Agent.

It shall be a term and condition of each Restricted Account, notwithstanding any term or condition to the contrary in any other agreement relating to such Restricted Account (other than the Credit Agreement and the Note Purchase Agreements), that, while an Event of Default has occurred and is continuing, no amount (including interest and other proceeds of the cash and other property in the Restricted Account) shall be paid or released to or for the account of, or withdrawn by or for the account of, such Grantor or any other Person from such Restricted Account.

At the request of the Collateral Agent, such Grantor will promptly instruct each account debtor in respect of Receivables arising from any sale of Inventory in the ordinary course of business to make payment to the Restricted Accounts.

The Collateral Agent may remove amounts from the Restricted Accounts from time to time and use the amounts to reduce the Obligations in accordance with the terms of the Credit Agreement and the Note Purchase Agreements.

Each Grantor hereby grants the Collateral Agent a non-exclusive, royalty free, limited license to use all or any part of such Grantor’s intellectual property to sell or otherwise dispose of the Collateral in accordance with UCC Article 9 and this Agreement, except to the extent such license expressly violates an anti-sublicensing provision contained in any license, agreement or other obligation that is binding upon such Grantor with respect to such intellectual property.

Further Approvals Required.

In connection with the exercise by the Collateral Agent of its rights hereunder that effects the disposition of or use of any Collateral, it may be necessary to obtain the prior consent or approval of Governmental Authorities and other Persons to a transfer or assignment of Collateral. Each Grantor hereby agrees, during the continuance of an Event of Default, to execute, deliver, and file, and hereby appoints the Collateral Agent as its attorney-in-fact, during the continuance of an Event of Default, to execute, deliver, and file on such Grantor’s behalf and in such Grantor’s name, all applications, certificates, filings, instruments, and other documents (including without limitation any application for an assignment or transfer of control or ownership) that may be necessary, in the Collateral Agent’s reasonable opinion, to obtain such consents, waivers, or approvals. Upon request by the Collateral Agent, each Grantor further agrees to use its reasonable best efforts to obtain the foregoing consents, waivers, and approvals. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 4.4 and that such failure would not be adequately compensable in damages, and therefore agrees that this Section 4.4 may be specifically enforced. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 5.3 hereof.

INDEMNITY AND EXPENSES.

EACH GRANTOR AGREES TO INDEMNIFY THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES AND LIABILITIES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OR RESULTING FROM THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ENFORCEMENT OF THIS AGREEMENT), EXPRESSLY INCLUDING SUCH CLAIMS, LOSSES OR LIABILITIES ARISING OUT OF OR RESULTING FROM, IN WHOLE OR IN PART, NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY, EXCEPT CLAIMS, LOSSES OR LIABILITIES AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BUT EXCLUDING (i) ANY CLAIM OR LIABILITY THAT ARISES AS A DIRECT RESULT OF THE OPERATION OF ANY COLLATERAL BY ANY INDEMNIFIED PARTY AFTER TAKING POSSESSION THEREOF BY FORECLOSURE OR BY TRANSFER IN LIEU OF FORECLOSURE (PROVIDED THAT SUCH CLAIM OR LIABILITY DOES NOT RELATE TO ANY CONDITION EXISTING ON OR WITH RESPECT TO SUCH COLLATERAL PRIOR TO FORECLOSURE OR TRANSFER IN LIEU OF FORECLOSURE), AND (ii) MATTERS RAISED EXCLUSIVELY BY ANY SECURED PARTY AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY.

The Grantors will, jointly and severally, upon demand pay to the Collateral Agent the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by the Grantors to perform or observe any of the provisions hereof.

     Section 4.6 Marshalling. The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

Miscellaneous
 Cumulative Rights. All rights of the Secured Parties under the Loan Documents, the Note Purchase Agreements, the Notes and the other Note Documents are cumulative of each other and of every other right which the Secured Parties may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of the Secured Obligations. The exercise of one or more rights shall not prejudice or impair the concurrent or subsequent exercise of other rights.

Modifications; Amendments; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor here from, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (and such Grantor, in case of amendment). Each Grantor acknowledges that the Collateral Agent may need to obtain the approval of the Required Lenders under the Intercreditor Agreement in connection therewith.

Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Secured Obligations are paid in full and all commitments of any Secured Party under the Loan Documents, the Note Purchase Agreements and the other Note Documents have been terminated, (b) be binding upon each Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Secured Parties and their successors, transferee and assigns. Upon any such termination, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination. Each Grantor agrees that to the extent that any Secured Party receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any Debtor Law, then to the extent of such payment or benefit, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by such Secured Party, to the extent that such Secured Party did not directly receive a corresponding cash payment, shall be added to and be additional Secured Obligations payable upon demand by such Secured Party and secured hereby, and, if the lien and security interest hereof shall have been released, such lien and security interest shall be reinstated with the same effect and priority as on the date of execution hereof all as if no release of such lien or security interest had ever occurred, to the extent not prohibited by Applicable Law.

GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW) AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS. ALL OF THE TERMS USED IN THIS AGREEMENT THAT ARE DEFINED IN REVISED ARTICLE 9 OF THE TEXAS UNIFORM COMMERCIAL CODE (“UCC”) HAVE THE MEANING GIVEN TO THEM IN THE UCC.

WAIVER OF JURY TRIAL. THE COLLATERAL AGENT AND EACH GRANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Collateral Agent’s Right to Use Agents. The Collateral Agent may exercise its rights under this Agreement through an agent or other designee.

Waivers of Rights Inhibiting Enforcement. To the extent not prohibited by Applicable Law, each Grantor waives all rights of redemption, appraisal, valuation or to the marshaling of assets.

Notices and Deliveries.

Manner of Delivery. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 11.1 of the Credit Agreement, Section 18 of the 2001 Note Purchase Agreement and Section 11.2 of the 1994 and 1998 Note Purchase Agreements, and to the extent that a notice or communication is sent to a Grantor other than the Borrower, said notice shall be addressed to such Grantor, in care of the Borrower.

Successors and Assigns. All of the provisions of this Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, no Grantor may assign its liabilities and obligations under this Agreement without the prior written consent of the Collateral Agent and the Secured Parties.

Consent to Jurisdiction; Waiver of Immunities.

Each Grantor, the Collateral Agent and each other Secured Party each hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or State courts sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement, and each Grantor, the Collateral Agent and each other Secured Party each hereby irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. Nothing in this section shall limit the right of any Grantor, the Collateral Agent or any other Secured Party to bring any action or proceeding against any other party or its property in the courts of any other jurisdictions.

Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Obligations Not Affected. To the fullest extent permitted by Applicable Law, the obligations of each Grantor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by:
any amendment, modification, addition or supplement to the Credit Agreement, any other Loan Document, the Note Purchase Agreement, any Note, any other Note Document, any instrument delivered in connection therewith, or any assignment or transfer thereof;
any exercise, non-exercise, or waiver by the Collateral Agent or any other Secured Party of any right, remedy, power or privilege under or in respect of, or any release of any guaranty, any collateral or the Collateral or any part thereof provided pursuant to, this Agreement, any other Loan Document, the Note Purchase Agreement, any other Note Document or any Note;
any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, any other Loan Document, the Note Purchase Agreement, any Note, any other Note Document or any assignment or transfer of any thereof; or
any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor, or any other Person, whether or not such Grantor shall have notice or knowledge of any of the foregoing.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS, THE NOTE PURCHASE AGREEMENT, THE OTHER NOTE DOCUMENTS AND THE NOTES, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

GRANTORS:

BUTLER MANUFACTURING COMPANY

By:	/s/ Larry C. Miller Name: Larry C. Miller Title:Vice President — Finance

BMC REAL ESTATE, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title: Vice President — Finance

BUCON, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title:Vice President — Finance

BUTLER HOLDINGS, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title:Vice President -vFinance

BUTLER PACIFIC, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title:Vice President — Finance

BUTLER REAL ESTATE, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller
Title:Vice President — Finance

LESTER BUILDING, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title: Vice President — Finance

LIBERTY BUILDING SYSTEMS, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title: Vice President — Finance

MODULINE WINDOWS, INC.

By:	/s/ Larry C. Miller Name: Larry C. Miller Title: Vice President — Finance

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:	/s/ John K. Barrett Name: John K. Barrett Title: Managing Director

Schedule 1
Jurisdiction of Incorporation and Trade Names

Loctions of Equipment, Inventroy, Books and Records

Chief Executive
Grantor and	State or Country of		Office and Chief
Trade Name	Incorporation	Other Trade Names	Place of Business	Other Locations

Butler Manufacturing Company	Delaware	Buildings Division, Vistawall,	1540 Genessee Kansas City, MO

803 Airport Road Terrell, TX 75160

BMC Real Estate, Inc.	Delaware		1540 Genessee Kansas City, MO 6601 Executive Drive Kansas City, MO 64120

BUCON, Inc.	Delaware		64120

Butler Holdings, Inc.	Delaware		1540 Genessee Kansas City, MO

Butler Pacific, Inc. (pending its dissolution and release as a Guarantor)	Delaware		1540 Genessee Kansas City, MO

Butler Real Estate, Inc.	Delaware		1540 Genessee Kansas City, MO

Lester Building, Inc.	Minnesota		1540 Gennessee Kansas City, MO

Liberty Building Systems, Inc.	Delaware		6591 Summer Knoll Cove Bartlett, TN 38134

Moduline Windows, Inc.	Wisconsin		930 Single Ave. Wausau, WI 54403

Chief Executive
Grantor and	State or Country of		Office and Chief
Trade Name	Incorporation	Other Trade Names	Place of Business	Other Locations

Butler Holdings, Inc.	Delaware		1540 Genessee Kansas City, MO

Butler Pacific, Inc. (pending its dissolution and release as a Guarantor)	Delaware		1540 Genessee Kansas City, MO

Chief Executive
Grantor and	State or Country of		Office and Chief
Trade Name	Incorporation	Other Trade Names	Place of Business	Other Locations

Butler Real Estate, Inc.	Delaware		1540 Genessee Kansas City, MO

Lester Building, Inc.	Minnesota		1540 Gennessee Kansas City, MO

Liberty Building Systems, Inc.	Delaware		6591 Summer Knoll Cove Bartlett, TN 38134

Chief Executive
Grantor and	State or Country of		Office and Chief
Trade Name	Incorporation	Other Trade Names	Place of Business	Other Locations

Moduline Windows, Inc.	Wisconsin		930 Single Ave. Wausau, WI 54403

Schedule 1
Jurisdiction of Incorporation and Trade Names

Locations of Equipment, Inventory, Books and Records

Gaurantor and or Trade Name Other Locations

Bucon, Inc.	6050 Stilwell Street	Kansas City	MO
Bucon, Inc.	6601 Executive Drive	Kansas City	MO
Buildings Division	7440 West Doe Avenue	Visalia	CA
Buildings Division	1020 S. Henderson St	Galesburg	IL
Buildings Division	931 Avenue “W” Ensley	Birmingham	AL
Buildings Division	Highway 74	Laurinburg	NC
Buildings Division	7440 West Doe Avenue	Visalia	CA
Buildings Division	400 N. Weaber Street	Annville Twnshp	PA
Buildings Division	San Marcos Ind Park	San Marcos	TX
Butler Headquarters	1540 Genesee Street	Kansas City	MO
KC Cave Storage	1501 West 31st Street	Kansas City	MO
Lester Buildings	PO Box 9, West Rte 316	Charleston	IL
Lester Buildings	276 Woodbine	Clearbrook	VA
Lester Buildings — Headquarters	1111 2nd Avenue (S)	Lester Prairie	MN
Liberty Building Systems	335 Tennessee Ave	Selmer	TN
Liberty Building Systems	6591 Summer Knoll Cove	Memphis	TN
Modu-Line Windows (Vistawall)	930 Single Ave	Wausau	WI
Research Facility	13500 Botts Road	Grandview	MO
Vistawall	5088-A South Royal Atlanta Dr	Tucker	GA
Vistawall	1225 Greenbrair Drive	Addison	IL
Vistawall	5150 Havana	Denver	CO
Vistawall	8655 Elm Fair Blvd; Bldg 4	Tampa	FL
Vistawall	301 Garden Oaks Blvd	Houston	TX
Vistawall	10590 King William Drive	Dallas	TX
Vistawall	4434 Mulhauser Road, Suite 600	Hamilton	OH
Vistawall	17500 Engle Lake Drive	Cleveland	OH

Schedule 1
Jurisdiction of Incorporation and Trade Names

Locations of Equipment, Inventory, Books and Records

Vistawall	8230 Preston Court	Jessup	MD
Vistawall	333 Strawberry Field Road	Warwick	RI
Vistawall	920 Pottertown Road	Midway	TN
Vistawall	9272 Hyssop Drive	Rancho Cucamonga	CA
Vistawall	11652 Fairgrove Ind Blvd	Maryland Heights	MO
Vistawall	2157 Commerce Place	Hayward	CA
Vistawall	4620 “B” St. NW, Ste. 102	Auburn	WA
Vistawall	214 Walt Sanders Memorial Blvd	Newnan	GA
Vistawall Division	814 Kiernan Avenue	Modesto	CA
Vistawall Service Center	803 Airport Road	Terrell	TX
Vistawall Warehouses, Bldgs 1-5, Maint.,
Vinyl, Annodizing, & Training Bldgs	803 Airport Road	Terrell	TX

Schedule 3
Securities Collateral

				No. of
	State or Country of	Percentage of	No. of	Shares
Issuer of Security	Incorporation	Ownership	Shares	Pledged	Parent Companies

Domestic Subsidiaries — Active
BMC Real Estate, Inc.	Delaware	100%	100	100	Butler Manufacturing Company
BUCON, Inc.	Delaware	100%	200	200	Butler Manufacturing
Butler Construction, Inc.	Kansas	100%	200	200	Butler Manufacturing Company
Butler Holdings, Inc.	Delaware	100%	100	100	Butler Manufacturing Company
Butler Pacific, Inc. (pending its dissolution)	Delaware	100%	100	100	Butler Holdings, Inc.
Butler Real Estate, Inc.	Delaware	100%	1,000	1,000	Butler Manufacturing Company
Innovative Building Technology, Inc.	Delaware	100%	200	200	Butler Manufacturing Company
Lester Building, Inc. f/k/a Lester’s of					Butler Manufacturing
Minnesota, Inc.	Minnesota	100%	547,500	547,500	Company
Liberty Building Systems, Inc.	Delaware	100%	100	100	Butler Manufacturing Company
Moduline Windows, Inc.	Wisconsin	100%	66,187.5	66,187.5	Butler Manufacturing Company
VW Corp. f/k/a National
Northeast Corporation	Delaware	100%	100	100	Butler Manufacturing Company
Foreign Subsidiaries — First Tier Restricted Subsidiaries with certificated stock
Butler, S.A. de C.V.	Mexico	99.98%	4,999	3,250	Butler Holdings, Inc.
Butler Argentina, S.A.*	Argentina	99% 1%	11,880 120	7,772 78	Butler Holdings, Inc. Butler Manufacturing Company
Butler Construcciones, S.A. de C.V.	Mexico	99.98%	4,499	2,925	Butler Holdings, Inc.
Butler Export, Inc.*	Barbados	100%	1,000	650	Butler Holdings, Inc.
Foreign Subsidiaries — First Tier Restricted Subsidiaries that are limited companies with uncertificated stock Butler Do Brasil Ltda.** Commercial Butler Limitada**	Brazil Chile	99.9% 0.1% 99% 1%	N/A N/A	N/A N/A	Butler Manufacturing Company Butler Holdings, Inc. Butler Holdings, Inc. Butler Manufacturing Company
Global BMC (Mauritius) Holdings Ltd.**	Mauritius	100%	N/A	N/A	Butler Pacific, Inc. [will be Butler Holdings, Inc. after dissolution]

*	To be delivered post-execution of the Security Agreement.

**	Exhibits A and B to be delivered post-execution of the Security Agreement

Schedule 4
Existing Liens

LIEN TYPE AND PROPERTY	LIENHOLDER	AMOUNT OF DEBT	MATURITY DATE

Mortgage on real estate owned by a Joint Venture in which BRE is a partner. Recourse is to real estate only, not the Joint Venture or any partner:
Joint Venture interest in Corporate Acres Real Estate Development, (Sedelia, MO)	Third National Bank	$60,934 50% of Loan balance	December 2004
Joint Venture interest in Franklin Towne Center Real Estate Development (Mesquite, Texas)	Gold Bank	$2,550,000 50% of Loan balance	January 2003
Capital Leases:
Various transport and factory equipment of Lester Buildings	Various	$349,000	Various
CNC machine	ICX	$165,000	Dec 2007
Furniture, fixtures and equipment at World Headquarter, Kansas City	GE Finance	$4,000,000	Jan 2008
Various Computer equipment, server’s etc.	GE Finance	$400,000	Jan 2006
Debt secured by Liens:
Industrial Revenue Bonds (Buildings Division) San Marcos, Texas	San Marcos Industrial Development Authority	$6,250,000	April 2015
Vistawall TVA Loan	Tennessee Valley Authority	$1,600,000	2008
Europe Line of Credit: Butler Europe,	CIB Central-European		Renewable Revolver:
Hungary	International Bank	$500,000	2003
China #1 Line of Credit: Butler Shanghai Inc.	Bank of Communication	$8,000,000 60M(RMB)	Renewable Revolver: 2003
Short-term debt, Umbrella & International Liability premium payments secured by insurance proceeds	March & AFCO	$400,000	December 2003
China #2 Line of Credit: Butler Tianjin Inc.	To be Determined	To be Determined	To be Determined
Nominal ownership by tax-exempt entity in connection with bond issues for tax abatement or tax reduction purposes:
Office, manufacturing and Warehouse facility for Vistawall Division, Newman, GA	Coweta County Development Authority	$2,306,000	January 2013

Schedule 4
Existing Liens

Land, Business and Factory Midway City, TN	Industrial Development Board of Greene County, TN	$24,000,000	December 2006
Headquarters Project Kansas City, MO	Planned Industrial Expansion Authority, Kansas City, MO	$28,000,000	2022

EXHIBIT A

INSTRUCTIONS FOR REGISTRATION OF PLEDGE
OF
UNCERTIFICATED SECURITIES

Date: — To: [name of corporation, partnership, joint venture or other Person] —

     You are hereby instructed to register the pledge of the following uncertificated securities to Bank of America, N.A., as Collateral Agent under that certain Security Agreement, dated as of [Insert date of Agreement], by and among Butler Manufacturing Company, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, and Bank of America, N.A., as Collateral Agent:

     Section 1.33 A [insert written percentage of interest] (     %) [insert description of interest, e.g. General Partnership Interest];

     Section 1.34 [insert similar description of any other interests].

     This being all of the interest of [insert name of Pledgor] in [name of corporation, partnership, joint venture or other Person].

Very truly yours,

[GRANTOR]

By:

Name:

Title:

EXHIBIT B

INITIAL TRANSACTION STATEMENT

Date:

To: Bank of America, N.A.

     This is to advise you that a pledge to Bank of America, N.A., as Collateral Agent, under that certain Security Agreement, dated as of [insert date of agreement], by and among Butler Manufacturing Company, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, and Bank of America, N.A., as Collateral Agent, of the following uncertificated securities owned by [insert name of Pledgor], a [     ] corporation has been registered on the books of [name of corporation, partnership, joint venture or other Person]:

     Section 1.35 A [insert written percentage of interest] (     %) [insert description of interest, e.g. General Partnership Interest];

     Section 1.36 [insert similar description of any other interests].

     This being all of the interest of [insert name of Pledgor] in, as shown on books and records of, [name of corporation, partnership, joint venture or other Person].

     There are no liens or restrictions of the undersigned, nor any adverse claims, in each case registered on the books of the undersigned, to which the interests described hereinabove are subject.

     The pledge referred to above was registered on                     ,          .

     THIS STATEMENT IS MERELY A RECORD OF THE REGISTRATION OF THE PLEDGE OF THE ADDRESSEES AS OF THE TIME OF THE ISSUANCE HEREOF. DELIVERY OF THIS STATEMENT, IN ITSELF, CONFERS NO RIGHTS ON THE RECIPIENT. THIS STATEMENT IS NEITHER A NEGOTIABLE INSTRUMENT NOR A SECURITY.

Very truly yours,

[NAME OF CORPORATION, PARTNERSHIP, JOINT VENTURE OR OTHER PERSON]

[By:	]

By:

Name:

Title:

EXHIBIT C

_________________, 2003

Ladies and Gentlemen:

     This is to advise you that       , a        (“Pledgor”), has granted to Bank of America, N.A., as Collateral Agent (in such capacity, “Collateral Agent”) under that certain Security Agreement, dated as of [insert date of agreement], by and among Butler Manufacturing Company, a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, and Bank of America, N.A., as Collateral Agent, a security interest in [describe amount and description of interest, e.g. shares of the common capital stock] of                      (the “Company”), and all other [repeat description of interest] of the Company now owned as well as hereafter acquired by Pledgor (together with any distributions, interests, stock, liquidating dividends, stock dividends, preemptive rights, dividends paid in cash or securities, or other properties to which Pledgor may hereafter be entitled to receive on account of such [repeat description of interest]), which [repeat description of interest] presently constitutes     % of the issued and outstanding [repeat description of interest] of the Company, any other equity interest or right to acquire any equity interest in Company now owned as well as hereafter acquired by Pledgor, and all proceeds and products of the foregoing (“Pledged Rights”).

     Until notified otherwise in writing by an authorized officer of Collateral Agent, you are hereby directed (and you hereby agree) to deliver after the date hereof all non-cash dividends and other distributions and any and all other shares of stock, warrants or other property (other than cash) in which the Secured Parties (as defined in the Security Agreement described above) have a security interest to Collateral Agent, 901 Main Street, 67th Floor, Dallas, Texas 75202, Attn:             , Facsimile: (    )             . Upon written notice from an authorized officer of Collateral Agent, you are directed (and you hereby agree) to deliver after the date of such notice, all dividends, distributions and other property in the form of cash directly to Collateral Agent at the address mentioned in the preceding sentence. Unless notified otherwise in writing by an authorized officer of Collateral Agent, you are hereby directed (and you hereby agree) to not acknowledge any encumbrance in favor of any party other than Collateral Agent with respect to the Pledged Rights, assign any interest in, encumber, subdivide, issue additional or different certificates for or otherwise transfer any interest in the Pledged Rights.

Very truly yours,

By:

Name:

Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:

Name:

Title:
Accepted and Agreed this day of ,
By:

Name:

Title: